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                                                                    EXHIBIT 16.1

ANDERSEN (Logo)



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549

April 26, 2002

Dear Sir/Madam:

We have read item 4 included in the Form 8-K dated April 26, 2002, of Crawford & Company, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



/s/ Arthur Andersen LLP